EXHIBIT 99.1

August 19, 2002

Michael J. Ruane	Madeline Hopkins	Internet
(610) 341-8709	(610) 341-4357	www.sungard.com

SUNGARD ELECTS CRIS CONDE CHIEF EXECUTIVE OFFICER

Wayne, PA—SunGard (NYSE:SDS), a global leader in integrated IT solutions for financial services and the pioneer and leading provider of information availability services, announced today that Cristóbal Conde has been elected chief executive officer. Mr. Conde succeeds James L. Mann, who will continue to serve as chairman of the board of directors.

Mr. Mann, 68, joined SunGard as chief operating officer when the Company was created through a leveraged buyout in 1983. “Jim has done a terrific job leading SunGard since its inception,” said Michael C. Brooks, a SunGard board member since 1985 and chairman of the compensation committee. “Since Jim was appointed chief executive officer in 1986, SunGard’s annual revenue has grown steadily from $70 million to over $2 billion, representing a compound annual growth rate of 25%.”

“It has been an honor to lead the thousands of highly motivated professionals who have built SunGard into an S&P 500 company based on a superb record of sustained growth,” said Mr. Mann. “We have a strong organization and leadership team in place, and I believe this is the right time to turn over the reigns to Cris. Cris has proven himself to be an exceptional leader who personifies SunGard’s core values of strategic prudence, management precision and professional excellence. I am confident that Cris will guide SunGard to greater heights.”

“Jim has built SunGard into a global leader. I have learned a great deal from him and will continue to follow his management principles that generated such consistent growth,” said Mr. Conde. “Our goals continue to be executing our operating plan, meeting our financial targets and aggressively pursuing growth opportunities. With our ability to deliver both operational efficiency and operational resilience, SunGard is better positioned than ever to address our customers’ most pressing needs.”

Mr. Conde’s election as chief executive officer is the culmination of a succession plan that began in 1998 when he was appointed executive vice president. Mr. Conde was elected chief operating officer and a member of the board of directors in August 1999. In March 2000, he was elected president, a title he will retain. Mr. Conde joined the Company in 1987 when SunGard acquired Devon Systems International Inc., a business he co-founded. He went on to launch the SunGard Trading Systems division, which later became several operating groups. Born in Santiago, Chile, Mr. Conde, 42, is a U. S. citizen and holds a degree in Physics and Astronomy from Yale University.

About SunGard

SunGard is a global leader in integrated IT solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world’s 50 largest financial services institutions. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenues of $2 billion. Visit SunGard at www.sungard.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about SunGard’s outlook and all other statements in this release other than historical facts are forward-looking statements. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results. Forward-looking statements include information about possible or assumed future financial results of the Company and usually contain words such as “believes,” “intends,” “expects,” “anticipates,” or similar expressions. The Company derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, such as: the effect of the slowdown in the domestic and global economies on information technology spending levels and processing revenues; the ramifications of the events of September 11, 2001; the timing and magnitude of software sales; the timing and scope of technological advances, including those resulting in more alternatives for high-availability services; the integration and performance of acquired businesses, including the availability services businesses of Comdisco, Inc., acquired on November 15, 2001, and of Guardian iT plc, acquired on July 1, 2002; the prospects for future acquisitions; the ability to attract and retain customers and key personnel; and the overall condition of the financial services industry. The factors described in this paragraph and other factors that may affect SunGard, its management or future financial results, as and when applicable, are discussed in SunGard’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001, a copy of which may be obtained from SunGard without charge.

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